SUPPLIER AGREEMENT- SALMON ROE

This Supplier Agreement ("Agreement") is entered into this 25 day of April, 2002 between Golden Caviar Corp., a Nevada Corporation ("GCC") and Norquest Seafoods Inc., a Washington corporation ("Supplier").

RECITALS

WHEREAS, Supplier is engaged as a supplier of Seafood, Salmon Roe and related products ("Salmon Roe Products") and desires to sell Salmon Roe Products to GCC;

WHEREAS, GCC is engaged as a processor & wholesaler of premium caviar, and other products to certain wholesale accounts worldwide and desires to secure a quality supply of Salmon Roe Products; and

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, GCC and Supplier agree as follows:

1. Term. the term of this Agreement shall be for one (1) summer fishing season between June 15 & September 15, 2002.

2. Product Quality. GCC will accept all unprocessed quality grades not accepted by Japaneese customers with the exception or extremely soft eggs and eggs inadvertently frozen by fishing vessels or tenders and eggs run through a brine process or eggs from "feeders". GCC will remove any unsuitable product & pay for the full net weight of green roe after grading.

3. Purchase Price: Adjustment of Price. During the term of this Agreement, GCC shall pay Supplier the price ("Purchase Price") of $__* per pound or according to such schedules which may be substituted from time to time by agreement of both parties in writing for fresh green pink salmon (Oncorhynchus gorbusha) eggs from Norquest Seafoods Inc's (NSI) Petersburg plant. As set forth in Section 17 below, Supplier shall at all times maintain the confidentiality of the Purchase Price paid by GCC and shall not disclose such prices to GCC's distributors nor other third parties with which GCC does business.

4a. Payment Terms. All payments made hereunder shall be paid as follows: 50% Net 30 50% Net 60

b. Packaging. Supplier shall provide green roe from pink salmon in GCC provided sterilized buckets.

5. Delivery. Delivery will be made to the Mitkof egghouse facility in Petersburg Alaska by suppliers truck.

6. Confirmation of Purchase Orders with Manufacturer(s); Verification of Payment.

Supplier shall provide to GCC, within five (5) calendar days of Supplier's receipt of a purchase order from GCC, confirmation of the receipt by signing and dating the PO and noting "accepted" and return taxing the PO to GCC.

7. Independent Contractor. This Agreement shall in no way be construed to constitute Supplier as an employee, agent, partner or joint venturer of GCC for any purpose whatsoever, Supplier being an independent contractor engaged by GCC to provide the property and products set forth herein.

8. Risk of loss. . All shipments are to be CNF GCC Mitkof Egghouse, no need for risk of loss binder to GCC.

9. Confidential Information. Supplier and (GCC) recognize that as a result of this relationship, they have in the past and may in the future develop, obtain or learn about Confidential Information which is the property of the other party, or which either party is under an obligation to treat as confidential.

a. Agreement to Protect Confidential Information. Supplier and (GCC) agree to use their best efforts and the utmost diligence to guard, protect and keep confidential said Confidential Information, and each party agrees that they will not, during or after the period of this agreement use or divulge to others any of said Confidential Information which each may develop, obtain or learn about during or as a result of its relationship, unless authorized to do so by the other party in writing. Both parties acknowledge that GCC is a wholly owned subsidiary of a public company, and as such shall provide notice of this contract in press releases and reports filed with the Securities and Exchange Commission.

The parties agree to keep this Agreement and its terms confidential from third parties, except that a party may disclose this Agreement and its terms (a) under a subpoena (with prompt notice to the other party), (b) to enforce the party's rights under the Agreement, (c) to furnish business information to a party's bankers, accountants, attorneys and business advisors or (d) to furnish information to a governmental agency.

b. Definition of Confidential Information. For the purposes of this Agreement the term "Confidential Information" shall include but not be limited to the following: customer lists; financial statements or -information in any form, marketing strategies; business contacts-, business plans; computer software, including all rights under licenses and other contracts relating thereto; all intellectual property including all patents, trademarks, trademark registration and applications, service marks, copyrights, trade secrets, proprietary marketing information and know-how; books and records including lists of customers; credit reports; sales records; price lists; sales literature; advertising material; manuals; processes; technology-, or any information of whatever nature which gives to GCC an opportunity to obtain an advantage over their competitors who do not know or use it.

Information in the common knowledge or information already in the possession of NorQuest is not subject to this section.

10. Notices. All notices provided for by this Agreement shall be made in writing either (i) by actual delivery of the notice into the hands of the parties thereunto entitled or (ii) the mailing of the notice in the United States mail to the address, as stated below (or at such other address as may have been designated by written notice) of the party entitled thereto, by certified mail, return receipt requested. The notice shall be deemed to be received on the date of its actual receipt of the party entitled thereto. All communications hereunder shall be in writing and, if sent to GCC, shall be delivered to:

Golden Caviar Corp.
1541 1 NE 95th Street
Redmond WA 98052
Facsimile: (604) 922-8656
Attention: Jim Stanley

With a copy to:

Herb Ono
Clark Wilson
800-855 West Georgia St.
Vancouver BC Canada V6C 3H1
Facsimile: (604) 687-6314

And if to Supplier, to:

Norquest Seafoods Inc.

And if to Suppliers Attorney, to:

19. Applicable Law. This Agreement shall be construed, interpreted and enforced in accordance with, and the respective rights and obligations of the parties shall be governed by, the laws of the State of Washington, and each party irrevocably and unconditionally submits to the exclusive Jurisdiction and venue of the courts of King County, State of Washington and all courts competent to hear appeals therefrom.

20. Successors and Assigns. This Agreement shall inure to the benefit of and shall be binding on and enforceable by the parties and their respective successors and permitted assigns, as the case may be. Except as provided for herein, neither party shall have the right to assign its rights hereunder, without the prior written consent of the other party.

21. Amendment and Waivers. No amendment or waiver of any provision of this Agreement shall be binding on either party unless consented to in writing by such party. No waiver of any provision of this Agreement shall constitute a waiver of any other provision, nor shall any waiver constitute a continuing waiver unless otherwise provided.

22. Severability. If any provision of this Agreement is determined by a court of competent jurisdiction to be invalid, illegal or unenforceable in any respect, such determination shall not affect or impair the validity, legality or enforceability of the remaining provisions hereof and each provision is hereby declared to be separate, severable and distinct.

23. Attorney's Fee. In the event of the bringing of any action or suit by a party hereto against another party hereunder by reason of any breach of any of the covenants, agreements or provisions on the part of the other party arising out of this Agreement, then in that event the prevailing party shall be entitled to have and recover from the other party all costs and expenses of the action or suit, including reasonable attorneys' fees and costs.

24. Execution and Counterparts. This Agreement may be executed in counterparts, each of which shall constitute an original and all of which taken together shall constitute one and the same instrument.

IN WITNESS WHEREOF this Agreement has been executed by the parties hereto as of the date first written above.

"GCC"
GOLDEN CAVIAR CORP.
By: /s/ signed
Its:

"SUPPLIER"
NORQUEST SEAFOODS INC.
By: /s/ signed
Its: VP Operations